Exhibit 99.1

Merrill Lynch Reports Second Quarter 2005 Earnings Per Diluted Share of $1.14,
                           up 9% from 2004;
            Best-Ever Second Quarter EPS and Net Earnings;
                Record First Half EPS and Net Earnings

    NEW YORK--(BUSINESS WIRE)--July 19, 2005--Merrill Lynch (NYSE:MER) today reported quarterly net earnings per diluted share of $1.14, up 9% from $1.05 for the year-ago quarter and down 6% from the first quarter of 2005. Pre-tax earnings of $1.6 billion were up 15% from the prior-year period, and net earnings of $1.13 billion increased 6% from $1.07 billion in the 2004 second quarter. These are the highest earnings per diluted share, pre-tax earnings and net earnings Merrill Lynch has recorded in a second fiscal quarter.
    Second quarter net revenues of $6.3 billion were up 20% from the prior-year quarter, including revenue increases in each business segment, and increased 2% from the first quarter. The second quarter pre-tax profit margin was 25.2%, and the annualized return on common equity was 14.3%.
    Net earnings per diluted share were $2.36 for the first six months of 2005, up 4% from the first six months of 2004. Pre-tax earnings of $3.3 billion increased 6% from the prior-year period, on net revenues that grew 11%, to $12.5 billion. Net earnings of $2.3 billion increased modestly over the 2004 period. These are record first half earnings per diluted share, pre-tax earnings and net earnings for Merrill Lynch. The first half pre-tax profit margin was 26.0%, and the annualized return on common equity was 14.9%.
    "Revenues were up strongly from a year ago and drove record first half earnings," said Stan O'Neal, chairman and chief executive officer of Merrill Lynch. "We were pleased with the breadth of the company's operating performance in the quarter. Net revenues and pre-tax earnings were up from the year ago quarter in each of our three business units. Our performance reflects our focus on revenue diversification and disciplined execution against our growth plans through organic investments, complemented by targeted acquisitions. We continue to believe in our commitment to invest across market cycles, and that our execution of those plans will position us for strong long-term growth."

    Business Segment Review:

    Global Markets and Investment Banking (GMI)
    -------------------------------------------

    GMI performed well during the quarter despite challenging market conditions for most of the period. Both Global Markets and Investment Banking contributed to the segment's increased net revenues during the quarter.

    -- GMI's second quarter 2005 net revenues were $3.4 billion, up 30% from the year-ago quarter and 4% from the first quarter. This represented the segment's highest net revenues since the first quarter of 2000. GMI's second quarter pre-tax earnings of $1.1 billion were up 11% from the year-ago quarter, but down 2% from the first quarter due to higher non-interest expenses associated with growth investments and increased litigation costs. The second quarter pre-tax margin was 31.9%.

    -- Global Markets net revenues increased 33% from the 2004 second quarter and were essentially unchanged from the first quarter.

        Compared with the prior-year period, Debt Markets net revenues increased 30%, driven by trading credit products and the contribution of the recently acquired commodities business. These results were partially offset by lower net revenues in trading interest rate products. Sequentially, Debt Markets net revenues declined 2%, as a decline in Global Principal Investments and Secured Finance from record first quarter levels was partially offset by increased net revenues in the trading of credit products.

        Equity Markets net revenues increased 39% from the prior year quarter and 6% from the first quarter. Year-over-year, the increase was driven primarily by revenues of approximately $235 million associated with the change in the value of a private equity investment, triggered by the receipt of a cash distribution funded by the recapitalization of the underlying company. Also contributing to the improvement was growth in equity financing net revenues. These results were partially offset by lower equity-linked trading revenues. Sequentially, apart from the private equity revenues, equity-linked and cash equity trading revenues declined in an environment where client trading volumes and market volatility were low.


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

    -- Investment Banking second quarter net revenues increased 21% from the year-ago quarter and 15% sequentially. Compared with the second quarter of 2004, equity origination, debt origination and merger and acquisition advisory revenues all increased. Sequentially, strong growth in advisory and debt origination revenues more than offset a decline in equity origination. For the first half of 2005, Merrill Lynch continued its momentum with gains in market share in global equity and equity-linked origination and announced mergers and acquisitions, where it ranked #3 and #4, respectively.

    -- GMI's year-to-date pre-tax earnings were a record $2.2 billion, up 5% from the prior year period, on net revenues that rose 15%, to $6.8 billion. The year-to-date pre-tax profit margin was 32.9%, compared with 36.0% in the first half of 2004.

    Global Private Client (GPC)
    ---------------------------

    GPC continued to perform strongly in a challenging market environment, benefiting from its business strategy of revenue diversification, annuitization and client segmentation. GPC achieved year-over-year increases in net revenues and pre-tax earnings and strong net inflows of both annuitized and total client assets.

    -- GPC's quarterly net revenues of $2.6 billion and pre-tax earnings of $457 million were up 7% and 5%, respectively, from the prior year's second quarter, driven by higher net interest profit and record fee-based revenues, partially offset by lower transaction-related and mortgage-related revenues. GPC's pre-tax margin for the quarter was 17.8%. Compared with the 2004 second quarter, non-interest expenses were higher, primarily due to increased compensation costs associated with higher revenues and growth in the number of Financial Advisors
        (FAs).

    -- Total assets in GPC accounts increased 6% from the year-ago quarter, to $1.4 trillion. Net new client assets into annuitized products were $8.1 billion for the quarter and $21.6 billion for the first half, matching record levels for the first half of 2004. Total net new client assets were $7.8 billion for the quarter and $18.6 billion for the first half - the latter more than double the net inflows in the first half of 2004.

    -- Financial Advisor headcount grew by approximately 240 during the quarter, reaching 14,420 at quarter-end. Turnover of top producing FAs remained low.

    -- Year-to-date, GPC's net revenues were up 5% to $5.2 billion, and pre-tax earnings were a first-half record, up 3% to $967 million. GPC's year-to-date pre-tax profit margin was 18.7%, compared with 19.2% in the first half of 2004.

    Merrill Lynch Investment Managers (MLIM)
    ----------------------------------------

    MLIM continued to focus on broadening the distribution of its products and maintaining operating discipline during the second quarter, leading to improved flows and consistency in profitability despite challenging market conditions.

    -- MLIM's second quarter 2005 net revenues were $404 million, up 6% from the 2004 second quarter, driven principally by higher average long-term asset values. Pre-tax earnings were $121 million, up 9% from the year-ago quarter. MLIM's pre-tax margin was 30.0%.

    -- Firmwide assets under management totaled $478 billion at the end of the quarter, down 2% from a year-ago, but essentially unchanged from the first quarter of 2005. This decline was due principally to net outflows and negative currency translation adjustments, partially offset by positive market movement. During the second quarter, MLIM experienced net outflows of $2 billion, directly attributable to short-term institutional liquidity products.

    -- More than 70% of global assets under management were ahead of their respective benchmarks or medians for the three- and five-year periods ended May 2005. That total for the one-year period was 70%.

    -- MLIM's first half pre-tax earnings were a record $248 million, up 13% from the prior-year period, on net revenues that grew 5%, to $818 million. The year-to-date pre-tax profit margin was 30.3%, compared to 28.0% in the first half of 2004.


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

    Compensation Expenses
    ---------------------

    Compensation and benefits expenses were $3.1 billion, or 49.5% of net revenues for the second quarter of 2005, compared to 49.3% in the year-ago quarter. Year-to-date compensation expenses were 49.6% of net revenues, down from 49.8% in the prior-year period.

    Non-compensation Expenses
    -------------------------

    Overall, non-compensation expenses were $1.59 billion for the second quarter of 2005, up 25% from the year ago quarter and up 8% from the 2005 first quarter largely due to technology spending associated with growth initiatives and litigation-related costs.

    Details of the significant changes in non-compensation expenses from the second quarter of 2004 are as follows:

    -- communications and technology costs were $395 million, up 10% due primarily to higher systems consulting costs related to investments for growth and higher market information and communications costs;

    -- occupancy and related depreciation increased 12%, to $227 million, principally due to higher office rental expenses, including the impact of acquisitions, and occupancy-related taxes;

    -- brokerage, clearing, and exchange fees were $216 million, up 16% due in part to higher transaction volumes;

    -- professional fees were $183 million, up 12% due principally to an increase in recruitment costs and other professional fees;

    -- advertising and market development was $160 million, up 21% due primarily to an increase in sales promotion and advertising costs, as well as higher travel expenses associated with increased activity levels; and

    -- other expenses were $325 million, up from $147 million, and included higher litigation provisions.

    Income Taxes
    ------------

    Merrill Lynch's year-to-date effective tax rate was 28.1%, and was higher than the 24.5% for year-to-date June 2004. The higher rate in 2005 resulted from the net impact of the change in business mix, tax settlements and the utilization of Japanese net operating loss carryforwards, which reduced the effective tax rate in 2004.

    Staffing
    --------

    Merrill Lynch's full-time employees totaled 51,800 at the end of the second quarter of 2005, a net increase of 900 during the quarter.

    Share Repurchases
    -----------------

    As part of its active management of equity capital, Merrill Lynch repurchased 20.2 million shares of its common stock during the second quarter at an average price of $54.48 per share.

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2005 second quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations Web site at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same Web address.


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

    Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 36 countries and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $478 billion. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking backlog, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.


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